SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information To Be Included In Statements Filed
Pursuant To Rules 13d-1(B), (C) And (D) And
Amendments Thereto Filed Pursuant To Rule 13d-2(B)
(Amendment No. 19)*

OLD DOMINION FREIGHT LINE, INC.
(Name of Issuer)

Common Stock (par value $0.10 per share)
(Title of Class of Securities)

679580100
(CUSIP Number)

December 31, 2013
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

1,993,973 (See Item 4)

6.    SHARED VOTING POWER

2,689,656 (See Item 4)

7.    SOLE DISPOSITIVE POWER

1,993,973 (See Item 4)

8.    SHARED DISPOSITIVE POWER

2,689,656 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,683,629

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.4%

12.	TYPE OF REPORTING PERSON

IN (See Item 4)

Page 2 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon Revocable Trust, dated December 3, 1991

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

896,474 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

896,474 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

896,474

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.0%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 3 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon Irrevocable Trust #1, dated December 1, 1992

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

629,776 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

629,776 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

629,776

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 4 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

91,055 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

91,055 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

91,055

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 5 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

91,056 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

91,056 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

91,056

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 6 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

91,056 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

91,056 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

91,056

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 7 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

160,283 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

160,283 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

160,283

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 8 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

160,283 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

160,283 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

160,283

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 9 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Ashlyn Lane Congdon Revocable Intervivos Trust, dated December 7, 2010

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

160,283 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

160,283 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

160,283

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 10 of 30 pages

CUSIP No. 679580100

1.    NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

1998 Earl E. Congdon Family Trust

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Virginia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

316,405 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

316,405 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

316,405

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 11 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Earl and Kathryn Congdon Family Irrevocable Trust - 2011

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

318,357 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

318,357 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

318,357

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 12 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

89,375 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

89,375 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

89,375

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 13 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Seay Family Trust, dated November 21, 2012

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

51,175 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

51,175 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

51,175

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 14 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon Grantor Retained Annuity Trust 2012

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

224,043 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

224,043 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

224,043

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.3%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 15 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon Irrevocable Trust #2, dated November 18, 1999

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

157,743 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

157,743 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

157,743

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 16 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

385,781 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

385,781 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

385,781

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4%

12.	TYPE OF REPORTING PERSON
OO (See Item 4)

Page 17 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

165,646 (See Item 4)

6.    SHARED VOTING POWER

-0- (See Item 4)

7.    SOLE DISPOSITIVE POWER

165,646 (See Item 4)

8.    SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

165,646

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 18 of 30 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Earl E. Congdon GRAT Remainder Trust

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)    [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

-0- (See Item 4)

6.    SHARED VOTING POWER

645,976 (See Item 4)

7.    SOLE DISPOSITIVE POWER

-0- (See Item 4)

8.    SHARED DISPOSITIVE POWER

645,976 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

645,976

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7%

12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 19 of 30 pages

CUSIP No. 679580100

Item 1.

(a)	Name of Issuer:

Old Dominion Freight Line, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

500 Old Dominion Way
Thomasville, NC 27360
Item 2.

(a)	Names of Persons Filing:

(i)    David S. Congdon
(ii)    David S. Congdon Revocable Trust, dated December 3, 1991
(iii)    David S. Congdon Irrevocable Trust #1, dated December 1, 1992
(iv)    Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon
(v)    Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon
(vi)    Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon
(vii)    Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006
(viii)    Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006
(ix)    Ashlyn Lane Congdon Revocable Intervivos Trust, dated December 7, 2010
(x)    1998 Earl E. Congdon Family Trust
(xi)    Earl and Kathryn Congdon Family Irrevocable Trust - 2011
(xii)    Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012
(xiii)    Seay Family Trust, dated November 21, 2012
(xiv)    David S. Congdon Grantor Retained Annuity Trust 2012
(xv)    David S. Congdon Irrevocable Trust #2, dated November 18, 1999
(xvi)    Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992
(xvii)    Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004
(xviii)    Earl E. Congdon GRAT Remainder Trust

(b)	Address of Principal Business Office or, if None, Residence:

As to (i) through (x) and (xii) through (xvii):    500 Old Dominion Way,Thomasville, NC 27360

As to (xi) and (xviii):    20 Harborage Isle, Fort Lauderdale, FL 33316

(c)    Citizenship:

As to (i):    USA
As to (ii) through (ix) and (xii) through (xvii):    North Carolina
As to (x):    Virginia
As to (xi) and (xviii):    Florida

(d)    Title of Class of Securities:

Common Stock ($0.10 par value)

Page 20 of 30 pages

CUSIP No. 679580100

(e)	CUSIP Number:

679580100

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable. This is a joint filing by the persons identified in Item 2, above, pursuant to Rules 13d-1(d) and Rule 13d-1(k) but not a group filing.

Item 4.	Ownership.

The securities reported herein are beneficially owned by David S. Congdon, the David S. Congdon Revocable Trust, dated December 3, 1991, the David S. Congdon Irrevocable Trust #1, dated December 1, 1992, the Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, the Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, the Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, the Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006, the Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006, the Ashlyn Lane Congdon Revocable Intervivos Trust, dated December 7, 2010, the 1998 Earl E. Congdon Family Trust, the Earl and Kathryn Congdon Family Irrevocable Trust - 2011, the Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012, the Seay Family Trust, dated November 21, 2012, the David S. Congdon Grantor Retained Annuity Trust 2012, the David S. Congdon Irrevocable Trust #2, dated November 18, 1999, the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992, the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, and the Earl E. Congdon GRAT Remainder Trust. The total securities reported is 4,683,629 shares of the Issuer’s Common Stock, which constitutes 5.4% of such shares as of December 31, 2013.

As of December 31, 2013, David S. Congdon has sole voting and dispositive power with respect to 1,993,973 shares (2.3%) of the Issuer’s Common Stock, of which 48,862 shares are held by David S. Congdon in his 401(k) plan, 896,474 shares are held by the David S. Congdon Revocable Trust, dated December 3, 1991, 91,055 shares are held by an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, 91,056 shares are held an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, 91,056 shares are held by an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, 224,043 shares are held by the David S. Congdon Grantor Retained Annuity Trust 2012, 385,781 shares are held by the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992, and 165,646 shares are held by the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004. He shares voting and dispositive power with respect to 2,689,656 shares (3.1%) of the Issuer's Common Stock, consisting of 629,776 shares held by the David S. Congdon Irrevocable Trust #1, dated December 1, 1992, 160,283 shares held by the Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006, 160,283 shares held by the Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006, 160,283 shares held by the Ashlyn Lane Congdon Revocable Intervivos Trust, dated December 7, 2010, 316,405 shares held by the 1998 Earl E. Congdon Family Trust, 318,357 shares held by the Earl and Kathryn Congdon Family Irrevocable Trust – 2011, 89,375 shares held by the Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012, 51,175 shares held by the Seay Family Trust, dated November 21, 2012, 157,743 shares held by the David S. Congdon Irrevocable Trust #2, dated November 18, 1999 and 645,976 shares held by the Earl E.

Page 21 of 30 pages

CUSIP No. 679580100

Congdon GRAT Remainder Trust. David S. Congdon beneficially owns a total of 4,683,629 shares (5.4%) of the Issuer’s Common Stock.

As of December 31, 2013, the David S. Congdon Revocable Trust, dated December 3, 1991, owns directly 896,474 shares (1.0%) of the Issuer’s Common Stock. David S. Congdon, as Trustee, has sole voting and sole dispositive power over those shares.

As of December 31, 2013, the David S. Congdon Irrevocable Trust #1, dated December 1, 1992, owns directly 629,776 shares (0.7%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and sole dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2013, an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, has sole voting and dispositive power with respect to 91,055 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the Trustee. Marilyn Congdon is a child of David S. Congdon.

As of December 31, 2013, an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, has sole voting and dispositive power with respect to 91,056 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the Trustee. Kathryn Congdon is a child of David S. Congdon.

As of December 31, 2013, an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, has sole voting and dispositive power with respect to 91,056 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the Trustee. Ashlyn Congdon is a child of David S. Congdon.

As of December 31, 2013, the Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006, beneficially owns 160,283 shares (0.2%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Kathryn Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2013, the Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006, beneficially owns 160,283 shares (0.2%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Marilyn Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2013, the Ashlyn Lane Congdon Revocable Intervivos Trust, dated December 7, 2010, beneficially owns 160,283 shares (0.2%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Ashlyn Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2013, the 1998 Earl E. Congdon Family Trust, dated July 23, 2003, beneficially owns 316,405 shares (0.4%) of the Issuer’s Common Stock. David S. Congdon is Co-Trustee of that trust.

As of December 31, 2013, the Earl and Kathryn Congdon Family Irrevocable Trust - 2011 owns 318,357 shares (0.4%) of the Issuer’s Common Stock. David S. Congdon is Co-Trustee of that trust.

Page 22 of 30 pages

CUSIP No. 679580100

As of December 31, 2013, the Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012, owns directly 89,375 shares (0.1%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and sole dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2013, the Seay Family Trust, dated November 21, 2012, owns directly 51,175 shares (0.1%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and sole dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2013, David S. Congdon, as Trustee and grantor of the David S. Congdon Grantor Retained Annuity Trust 2012, has sole voting and dispositive power with respect to 224,043 shares (0.3%) of the Issuer’s Common Stock held by the David S. Congdon Grantor Retained Annuity Trust 2012.

As of December 31, 2013, the David S. Congdon Irrevocable Trust #2, dated November 18, 1999, owns directly 157,743 shares (0.2%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2013, the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992, owns directly 385,781 shares (0.4%) of the Issuer’s Common Stock. David S. Congdon is Trustee of that trust. Audrey L. Congdon is the sister of David S. Congdon.

As of December 31, 2013, the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, owns directly 165,646 shares (0.2%) of the Issuer’s Common Stock. David S. Congdon is Trustee of that trust. Audrey L. Congdon is the sister of David S. Congdon.

As of December 31, 2013, the Earl E. Congdon GRAT Remainder Trust beneficially owns 645,976 shares (0.7%) of the Issuer’s Common Stock. David S. Congdon is Co-Trustee of that trust.

(a)        Amount beneficially owned:

(i)    4,683,629
(ii)    896,474
(iii)    629,776
(iv)    91,055
(v)    91,056
(vi)    91,056
(vii)    160,283
(viii)    160,283
(ix)    160,283
(x)    316,405

Page 23 of 30 pages

CUSIP No. 679580100

(xi)    318,357
(xii)    89,375
(xiii)    51,175
(xiv)    224,043
(xv)    157,743
(xvi)    385,781
(xvii)    165,646
(xviii)    645,976

(b)        Percent of Class:

(i)    5.4%
(ii)    1.0%
(iii)    0.7%
(iv)    0.1%
(v)    0.1%
(vi)    0.1%
(vii)    0.2%
(viii)    0.2%
(ix)    0.2%
(x)    0.4%
(xi)    0.4%
(xii)    0.1%
(xiii)    0.1%
(xiv)    0.3%
(xv)    0.2%
(xvi)    0.4%
(xvii)    0.2%
(xviii)    0.7%

(c)        Number of Shares as to which such person has:

(i)    Sole power to vote or to direct the vote

(i)    1,993,973
(ii)    896,474
(iii)    -0-
(iv)    91,055
(v)    91,056
(vi)    91,056
(vii)    -0-
(viii)    -0-
(ix)    -0-
(x)    -0-
(xi)    -0-
(xii)    -0-
(xiii)    -0-
(xiv)    224,043
(xv)    -0-
(xvi)    385,781

Page 24 of 30 pages

CUSIP No. 679580100

(xvii)    165,646
(xviii)    -0-

(ii)    Shared power to vote or to direct the vote

(i)    2,689,656
(ii)    -0-
(iii)    629,776
(iv)    -0-
(v)    -0-
(vi)    -0-
(vii)    160,283
(viii)    160,283
(ix)    160,283
(x)    316,405
(xi)    318,357
(xii)    89,375
(xiii)    51,175
(xiv)    -0-
(xv)    157,743
(xvi)    -0-
(xvii)    -0-
(xviii)    645,976

(iii)    Sole power to dispose or to direct the disposition of

(i)    1,993,973
(ii)    896,474
(iii)    -0-
(iv)    91,055
(v)    91,056
(vi)    91,056
(vii)    -0-
(viii)    -0-
(ix)    -0-
(x)    -0-
(xi)    -0-
(xii)    -0-
(xiii)    -0-
(xiv)    224,043
(xv)    -0-
(xvi)    385,781
(xvii)    165,646
(xviii)    -0-

(iv)    Shared power to dispose or to direct the disposition of

(i)    2,689,656
(ii)    -0-
(iii)    629,776

Page 25 of 30 pages

CUSIP No. 679580100

(iv)    -0-
(v)    -0-
(vi)    -0-
(vii)    160,283
(viii)    160,283
(ix)    160,283
(x)    316,405
(xi)    318,357
(xii)    89,375
(xiii)    51,175
(xiv)    -0-
(xv)    157,743
(xvi)    -0-
(xvii)    -0-
(xviii)    645,976

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [__]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

See information in Item 4, above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 3 and Item 4, above.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

Page 26 of 30 pages

CUSIP No. 679580100

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

February 12, 2014.

DAVID S. CONGDON

/s/ David S. Congdon
David S. Congdon

DAVID S. CONGDON REVOCABLE TRUST, DATED DECEMBER 3, 1991

By: /s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1, DATED DECEMBER 1, 1992

By:     /s/ Helen S. Congdon
Helen S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MARILYN CONGDON

By: /s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO KATHRYN CONGDON

By: /s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO ASHLYN CONGDON

By: /s/ David S. Congdon
David S. Congdon, Trustee

KATHRYN LEIGH CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23, 2006

By: /s/ Kathryn L. Congdon
Kathryn L. Congdon, Trustee

MARILYN MARIE CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23, 2006

By: /s/ Marilyn M. Congdon
Marilyn M. Congdon, Trustee

Page 27 of 30 pages

CUSIP No. 679580100

ASHLYN LANE CONGDON REVOCABLE INTERVIVOS TRUST, DATED DECEMBER 7, 2010

By: /s/ Ashlyn L. Congdon
Ashlyn L. Congdon, Trustee

1998 EARL E. CONGDON FAMILY TRUST

By: /s/ David S. Congdon
David S. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST - 2011

By: /s/ David S. Congdon
David S. Congdon, Co-Trustee

HELEN S. CONGDON REVOCABLE INTER VIVOS TRUST, DATED APRIL 24, 2012

By: /s/ Helen S. Congdon
Helen S. Congdon, Trustee

SEAY FAMILY TRUST, DATED NOVEMBER 21, 2012

By: /s/ Helen S. Congdon
Helen S. Congdon, Trustee

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST 2012

By: /s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #2, DATED NOVEMBER 18, 1999

By: /s/ Helen S. Congdon
Helen S. Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #1, DATED DECEMBER 1, 1992

By: /s/ David S. Congdon
David S. Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #2, DATED MAY 28, 2004

By: /s/ David S. Congdon
David S. Congdon, Trustee

EARL E. CONGDON GRAT REMAINDER TRUST

By: /s/ David S. Congdon
David S. Congdon, Co-Trustee

Page 28 of 30 pages

CUSIP No. 679580100

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 12, 2014.

DAVID S. CONGDON

/s/ David S. Congdon
David S. Congdon

DAVID S. CONGDON REVOCABLE TRUST, DATED DECEMBER 3, 1991

By: /s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1, DATED DECEMBER 1, 1992

By:     /s/ Helen S. Congdon
Helen S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MARILYN CONGDON

By: /s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO KATHRYN CONGDON

By: /s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO ASHLYN CONGDON

By: /s/ David S. Congdon
David S. Congdon, Trustee

KATHRYN LEIGH CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23, 2006

By: /s/ Kathryn L. Congdon
Kathryn L. Congdon, Trustee

MARILYN MARIE CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23, 2006

By: /s/ Marilyn M. Congdon
Marilyn M. Congdon, Trustee

Page 29 of 30 pages

CUSIP No. 679580100

ASHLYN LANE CONGDON REVOCABLE INTERVIVOS TRUST, DATED DECEMBER 7, 2010

By: /s/ Ashlyn L. Congdon
Ashlyn L. Congdon, Trustee

1998 EARL E. CONGDON FAMILY TRUST

By: /s/ David S. Congdon
David S. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST - 2011

By: /s/ David S. Congdon
David S. Congdon, Co-Trustee

HELEN S. CONGDON REVOCABLE INTER VIVOS TRUST, DATED APRIL 24, 2012

By: /s/ Helen S. Congdon
Helen S. Congdon, Trustee

SEAY FAMILY TRUST, DATED NOVEMBER 21, 2012

By: /s/ Helen S. Congdon
Helen S. Congdon, Trustee

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST 2012

By: /s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #2, DATED NOVEMBER 18, 1999

By: /s/ Helen S. Congdon
Helen S. Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #1, DATED DECEMBER 1, 1992

By: /s/ David S. Congdon
David S. Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #2, DATED MAY 28, 2004

By: /s/ David S. Congdon
David S. Congdon, Trustee

EARL E. CONGDON GRAT REMAINDER TRUST

By: /s/ David S. Congdon
David S. Congdon, Co-Trustee

Page 30 of 30 pages